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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                                                                        Contact:

                                                               Dennis R. Sheehan
                                           President and Chief Executive Officer
                                                                    212-907-6081

                                                           The BISYS Group, Inc.
                                                                     (NYSE: BSG)
                                                                   www.bisys.com

           BISYS UPDATES EARNINGS GUIDANCE FOR SEPTEMBER 2003 QUARTER
                            AND JUNE 2004 FISCAL YEAR
              SCHEDULES CONFERENCE CALL FOR THURSDAY, SEPTEMBER 25

NEW YORK, N.Y. (September 24, 2003) - The BISYS Group, Inc. (NYSE:BSG), a leading provider of business process outsourcing solutions for the financial services sector, today updated its earnings guidance for its current September quarter and its fiscal year ending June 30, 2004.

For the fiscal quarter ending September 30, BISYS anticipates reporting earnings per diluted share of $0.15, before restructuring and other charges, which is seven cents per share lower than its previous guidance and five cents per share lower than that reported for its September 2002 quarter.

This reduction in anticipated earnings is due primarily to lower than anticipated revenue from its life insurance business, and to a lesser extent continued softness in its education services division, and some delay in new client installations in its retirement services business.

The Company also announced that, absent an improvement in general market conditions that accelerates the internal growth of its life insurance and education services revenues and/or an acceleration of new business signings in its Investment Services group, earnings per diluted share for its fiscal year ending June 30, 2004, before restructuring charges, is likely to be in the range of $0.80 to $0.85.

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Dennis Sheehan, president and CEO, stated, "Internal growth for the current quarter in our business overall will not meet the expectations we communicated at the beginning of the quarter, primarily due to lower than expected revenues in our life insurance business. We are implementing a number of initiatives in our life insurance business to return to long-term growth and enhanced profitability."

The Company announced that it anticipates taking a charge related to the integration, consolidation and reorganization of certain business operations, particularly in its European fund services business and Insurance and Education Services group. More guidance on the charge will be provided on the Web cast conference call scheduled for 8:30 a.m. on Thursday, September 25, 2003.

The Company also announced that a live simulcast and replay of its earnings guidance conference call to be held at 8:30 a.m., EDT on Thursday, September 25, 2003, will be available over the Internet. The live Web cast and archived replay may be accessed on the home page through the "Investor Relations" tab of the Company's Web site at www.bisys.com. Click on the "Earnings Guidance Web cast." Those wishing to listen to the discussion are asked to logon five minutes prior to the scheduled start time. An archive of the call will be available on the BISYS Web site approximately two hours after the call ends.

Management's prepared presentation, including any additional financial and statistical information, will be available on BISYS' Web site prior to the Web cast. The additional information also can be accessed from the "Investor Relations" tab of the www.bisys.com home page.

ABOUT BISYS

The BISYS Group, Inc. (NYSE: BSG), headquartered in New York City, provides business process outsourcing solutions that enable investment firms, insurance companies, and banks to capitalize on convergence by entering new segments of the financial services industry. BISYS currently supports more than 20,000 domestic and international financial institutions and corporate clients through three business units. Its INVESTMENT SERVICES group provides administration and distribution services for approximately 380 clients, representing more

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than 2,200 mutual funds, hedge funds, private equity funds, and other alternative investment products with more than $650 billion in assets. BISYS' largest group also provides retirement services to more than 15,000 companies in partnership with 40 of the nation's leading banks and investment management companies, and offers analytical research and competitive intelligence through its Financial Research Corporation (FRC) subsidiary. Through its INSURANCE AND EDUCATION SERVICES group, BISYS is the nation's largest independent distributor of life insurance and the premier provider of the support services required to sell traditional and variable life, annuity, long-term care, and disability products. BISYS is also the nation's third largest independent wholesaler of commercial lines of property/casualty insurance. This group complements its insurance distribution services with a comprehensive compliance management solution that supports insurance and investment firms and professionals with more than 225 certification and continuing education training courses, and a sophisticated suite of products and services that automates the entire licensing process. BISYS' INFORMATION SERVICES group provides information processing and imaging solutions to more than 1,150 financial institutions. This group also supports more than 120 insurance companies with a suite of asset retention solutions, and provides complete program management for corporate-sponsored cash management accounts. Additional information is available at www.bisys.com.

Except for the historical information contained herein, the matters discussed in the press release are forward-looking statements within the meaning of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, services and related products, prices and other factors discussed in the Company's periodic filings with the Securities and Exchange Commission.

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